BlackRock National Municipal Fund of BlackRock Municipal Bond Fund, Inc.

File No. 811-02688

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending June 30, 2009, BlackRock National Municipal Fund, (the “National Fund”), a series of BlackRock Municipal Bond Fund, Inc. (the “Registrant”), File No.

811-02688, acquired substantially all of the assets and certain stated liabilities of BlackRock Florida Municipal Bond Fund (the “Florida Fund”), a portfolio of BlackRock Multi-State Municipal Series Trust (the “Multi-State Trust”), File No. 811-04375.

The Board of Directors of the Registrant and the Board of Trustees of the Multi-State Trust each unanimously approved the Reorganization, and the proposal which provides for the acquisition of all of the assets and certain stated liabilities of the Florida Fund by the National Fund in exchange for shares of the National Fund; the distribution of such shares to the shareholders of the Florida Fund in complete liquidation thereof.

On October 17, 2008, in connection with the Reorganization, the Registrant filed a Preliminary Registration Statement on Form N-14 (File No. 333-154430) (the “N-14 Registration Statement”).  The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of the Florida Fund.  Pre-effective Amendment No. 1 to the N-14 Registration Statement was filed on December 11, 2008 followed by a filing on Form 497 on December 15, 2008.  The N-14 Registration Statement as so amended was declared effective by the Commission on December 12, 2008.

On January 20, 2009, the shareholders of the Florida Fund approved the Reorganization at a special meeting of shareholders held for that purpose.  On February 23, 2009 (the “Reorganization Date”), pursuant to the Agreement and Plan of Reorganization, the Florida Fund transferred assets valued at $74,311,909 to the National Fund and received in exchange 4,478,243 Investor A Shares, 926,855 Investor B Shares, 250,847 Investor C Shares, 920,024 Investor C1 Shares, and 1,316,862 Institutional Shares, respectively, of the National Fund. Such shares were then distributed to the shareholders of Florida Fund on that date.